Exhibit 99.2

Unaudited pro forma financial information

The unaudited pro forma condensed consolidated statements of comprehensive income for the six months ended June 30, 2020 present our consolidated results of operations after giving effect to:

•	the Reorganization Transactions;

•	the sale by us of 89,333,920 shares of our Class A ordinary shares, of which 71,652,250 and 17,681,670 shares were offered by the Company and selling shareholders, respectively pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission ("SEC") at a price to the public of $28.00 per share, including the exercise in full of the underwriters' option to purchase 11,652,250 additional Class A ordinary shares from us; and

•	the Exchange Agreement entered into by RP Holdings, the Continuing Investors Partnerships and the Continuing Investors in connection with the offering that provides that the Continuing International Investors Partnership promptly distribute to its holders substantially all of the RP Holdings Class B ordinary shares or depository receipts that represent such shares (the “RP Holdings Class B Interests”) it holds which were exchanged for our Class A ordinary shares.

The statements of comprehensive income for the six months ended June 30, 2020 present the consolidated results of operations to give pro forma effect to all transactions identified above as if all such events had been completed as of January 1, 2020.

The unaudited pro forma consolidated financial information has been prepared by management and is based on the historical financial statements of Royalty Pharma plc, Old RPI prior to the Exchange Date, and its successor for financial reporting purposes, RPI, from the Exchange Date until completion of our initial public offering, and their consolidated subsidiaries and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

The historical financial information of Royalty Pharma plc, Old RPI, RPI and their consolidated subsidiaries has been derived from the consolidated financial statements and accompanying notes included elsewhere in this prospectus.

We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of Royalty Pharma plc, Old RPI, RPI and their consolidated subsidiaries. Refer to the notes to the unaudited pro forma financial information below for a discussion of assumptions applied. The pro forma adjustments represent only those transactions which are directly attributable to this offering, factually supportable, and expected to have a continuing impact on our results of operations. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

Unaudited Pro Forma Consolidated Statement of Comprehensive Income
For the six months ended June 30, 2020

	Six Months Ended June 30, 2020
	Historical			Pro Forma
	Royalty Pharma plc and Subsidiaries	Pro Forma Adjustments		Royalty Pharma plc and Subsidiaries
	($ in thousands except per share amounts) (unaudited)
Total income and revenues
Income from financial royalty assets	$937,021	$—		$937,021
Revenue from intangible royalty assets	68,428	—		68,428
Other royalty income	6,362	—		6,362
Total income and other revenues	1,011,811	—		1,011,811
Operating expenses
Research and development funding expense	13,415	—		13,415
Provision for changes in expected cash flows from financial royalty assets	135,290	—		135,290
Amortization of intangible assets	11,466	—		11,466
General and administrative expenses	80,864	28,923	(a)	109,787
Total operating expenses	241,035	28,923	(a)	269,958
Operating income	770,776	(28,923)	(a)	741,853
Other expense/(income)
Equity in loss/(earnings) of non-consolidated affiliates	(20,218)	(3,044)	(f)	(23,262)
Interest expense	87,773	(4,355)	(b)	83,418
Other non-operating income, net	(7,851)	(10,900)	(b)	(18,751)
Total other expense/(income), net	59,704	(18,299)	(a),(b),(f)	41,405
Consolidated net income before tax	711,072	(10,624)	(a),(b),(f)	700,448
Income tax benefit (expense)	—	—		—
Consolidated net income	711,072	(10,624)	(a),(b),(f)	700,448
Less: Net income attributable to non-controlling interest	(197,758)	(195,942)	(c)	(393,700)
Net income attributable to controlling interest	513,314	(206,566)	(a),(b),(c), (f)	306,748
Other comprehensive income/(loss):
Reclassification of loss on interest rate swaps included in net income	4,066	(4,066)	(b)	—
Change in unrealized movement on available for sale debt securities	59,674	—		59,674
Other comprehensive income	63,740	(4,066)	(b)	59,674
Comprehensive income	577,054	(210,632)	(a),(b),(c), (f)	366,422
Less: Other comprehensive income/(loss) attributable to non-controlling interest	(11,296)	(18,734)	(b)(c)	(30,030)
Comprehensive income attributable to controlling interest	565,758	(229,366)	(a),(b),(c), (f)	336,392
Pro forma earnings per share:
Basic	$0.09		(d)	$0.84
Diluted	$0.09		(d)	$0.84
Pro forma number of shares used in computing earnings per share:
Basic	353,979		(d)	365,899
Diluted	353,980		(d)	365,899

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(a)	Reflects the recognition of incremental Operating and Personnel Payments of $29.6 million for the Company and a reduction of $0.7 million for the amount attributable to RPI US Partners, LP; RPI US Partners II, LP; RPI International Partners, LP; and RPI International Partners II, LP (the “Legacy Investors Partnerships”), for the six months ended June 30, 2020. The Operating and Personnel Payments are calculated according to the formula described in the Management Agreement. The Operating and Personnel Payment for Old RPI, an obligation of the Legacy Investors Partnerships as the holder of a noncontrolling interest in Old RPI, for which the expense is reflected in RPI’s consolidated statements of income, is calculated as the greater of $1 million per quarter and 0.3125% of Royalty Investments (as defined therein).

(b)	Reflects the repayment of the RPI Finance Trust (“RPIFT”) senior secured credit facilities, the issuance of the new RPI Term Loan A and Term Loan B facilities (the “Term Loans”), including deferred financing fees, and the termination of the interest rate swaps that were unwound in connection with the refinancing. The terms of the New Term Loans are as follows, with required annual amortization payments of $160 million and $28.4 million associated with Term Loan A and Term Loan B, respectively:

Credit Facility	Principal	Interest	Maturity
	($ thousands)
RPI Term Loan A Facility	$3,200,000	L + 150 bps	2025
RPI Term Loan B Facility	$2,840,000	L + 175 bps	2027

(c)	As a result of our initial public offering and the Reorganization Transactions, we own approximately 50% of the economic interest of Old RPI (excluding the RP Holdings Class C Special Interest).

The net income and other comprehensive income attributable to non-controlling interests from the Exchange Date relates to the following: (i) 18% ownership of Old RPI held by the Legacy Investors Partnerships and (ii) a de minimis percentage is attributable to non-controlling interest holders of certain subsidiaries of Old RPI, which has existed in the historical financial statements since 2011. Immediately following the completion of our initial public offering a new non-controlling interest was created which is attributable to the RP Holdings Class B Interests held indirectly by the Continuing Investors, which represent a 40% ownership interest in RP Holdings and are exchangeable for Class A ordinary shares of Royalty Pharma plc. Pro forma adjustments to Net income attributable to non-controlling interest for the six months ended June 30, 2020, by interest holder are shown below.

Adjustments for Net income attributable to non-controlling interests:	Pro Forma Six Months Ended June 30, 2020
($ thousands) (unaudited)
Legacy Investors Partnerships	$17,902
Continuing Investors Partnerships(1)	178,040
Total pro forma adjustment for net income attributable to non-controlling interests	$195,942

(1) Related to the Continuing Investors Partnerships' ownership of approximately 40% in RP Holdings through their ownership of the RP Holdings Class B Interests.

(d)	Historical basic and diluted earnings per share were only presented for the period from June 16, 2020 through June 30, 2020, representing earnings per share for the period subsequent to our initial public offering. The basic and diluted pro forma earnings per Class A ordinary share represent net income attributable to controlling interest divided by a combination of Class A ordinary shares issued in our initial public offering and Class A ordinary shares exchanged by the Continuing International Investors Partnership in exchange for their RP Holdings Class B Interests as described in “Organizational Structure.” Pro forma RP Holdings Class B interests of 241,207,425 were evaluated under the if-converted method for potential dilutive effects and were determined to be antidilutive. The table below presents the computation of pro forma basic and dilutive earnings per share (“EPS”) for the controlling interest.

Earnings per Ordinary Share	Pro Forma Six Months Ended June 30, 2020
($ thousands, except share-related amounts) (unaudited)
Numerator:
Net income attributable to controlling interest—basic and diluted	$306,748
Denominator:
Weighted average Class A ordinary shares outstanding—basic and diluted	365,899,235
Basic earnings per share	$0.84
Diluted earnings per share	$0.84

(f)	Reflects the contribution of the Legacy Special Limited Partnership Interest in the Legacy Investors Partnerships (the “Legacy SLP Interest”) that arose as part of the Reorganization Transactions. The Legacy SLP Interest entitles us to the equivalent of performance distribution payments that would have been paid to the general partner of the Legacy Investors Partnerships and an income allocation on a similar basis. The income allocation attributable to Royalty Pharma plc is equal to the general partner’s former contractual rights to the income of the Legacy Investors Partnerships. The adjustment reflects an increase to Equity in (earnings)/loss of non-consolidated affiliates due to the new equity method investment in the Legacy Investors Partnerships and an increase to the Investment in non-consolidated affiliates.

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